Exhibit 97.1

Pharming Group N.V.
Compensation Clawback Policy
Adopted October 25, 2023

Purpose

The Board of Directors (the “Board,” and each member, a “Director”) of Pharming Group N.V. (the “Company”) has adopted this compensation clawback policy (the “Policy”) which provides for (i) the recoupment of Incentive-Based Compensation (as defined below) in the event of an Accounting Restatement (as defined below) and (ii) the recoupment and/or adjustment of a Bonus (as defined below) from Directors under certain circumstances defined by Dutch law. This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934 (the “Act”), the rules promulgated thereunder by the Securities and Exchange Commission (the “SEC”), and the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”) (with such rules and listing standards collectively referred to as the “Applicable Rules”), and will be interpreted consistent therewith.

Applicability and Effective Date

This Policy is effective as of October 2, 2023 (the “Effective Date”) and is applicable to all Incentive-Based Compensation received by Executive Officers (as defined below) after the Effective Date and to any Bonus received by Directors, irrespective of whether the Bonus was received before or after the Effective Date. The Policy will be administered by the Board or, if so designated by the Board, the Remuneration Committee of the Board (the “Committee”), in which case references to the Board will be deemed to be references to the Committee. Any determination made by the Board under this Policy will be final and binding. Each Executive Officer shall be required to execute the acknowledgement in Appendix A of this Policy as soon as practicable after the later of (i) the Effective Date or (ii) the date on which the employee is designated as an Executive Officer; provided, however, that failure to execute such acknowledgement shall have no impact on the enforceability of this Policy.

Restatement Clawback

In the event the Company is required to prepare an Accounting Restatement, any Executive Officer who received Excess Compensation (as defined below) during the three (3) completed fiscal years preceding the date the Company is required to prepare an Accounting Restatement (the “Look-Back Period”) shall be required to repay or forfeit such Excess Compensation reasonably promptly.

Method of Repayment, Conditions for Non-Recovery

The Board shall have discretion to determine the appropriate means of recovery of Excess Compensation, which may include, without limitation, direct payment in a lump sum from the Executive Officer, recovery over time, cancellation of outstanding awards, the reduction of future pay and/or awards, and/or any other method which the Board determines is advisable to achieve reasonably prompt recovery of Excess Compensation. At the direction of the Board, the Company shall take all actions reasonable and appropriate to recover Excess Compensation from any applicable Executive Officer, and such Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Excess Compensation in accordance with this Policy.

The Committee, or in the absence of the Committee, a majority of the independent Directors on the Board, may determine that repayment of Excess Compensation (or a portion thereof) is not required only where it determines that recovery would be impracticable and one of the following circumstances exists: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, provided the Company has (A) made a reasonable attempt to recover such Incentive-Based Compensation, (B) documented such reasonable attempt, and (C) provided such documentation to Nasdaq; (ii) so long as the Company is a “foreign private issuer,” as defined under the Applicable Rules, recovery would violate home country law where the law was adopted prior to November 28, 2022, provided the Company has (A) obtained an opinion of home country counsel acceptable to Nasdaq that recovery would result in such violation and (B) provided such opinion to Nasdaq; or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.

No Fault Application, No Indemnification

Recovery of Excess Compensation under this Policy is on a “no fault” basis, meaning that it will occur regardless of whether the Executive Officer engaged in misconduct or was otherwise directly or indirectly responsible, in whole or in part, for the Accounting Restatement. No Executive Officer may be indemnified by the Company, or any of its affiliates, for losses arising from the application of this Policy.

Definitions
For purposes of this Policy, the following definitions will apply:

“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that corrects an error that is not material to previously issued financial statements but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Changes to financial statements that do not constitute an Accounting Restatement include retroactive: (i) application of a change from one generally accepted accounting principle to another generally accepted accounting principle; (ii) revisions to reportable segment information due to a change in internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustments to provisional amounts in connection with a prior business combination (the extent the Company reports its financial information under International Financial Reporting Standards); and (vi) revisions for stock splits, reverse stock splits, stock dividends, or other changes in capital structure.

“Bonus” means any variable Director compensation that is partly or entirely conditional on the achievement of certain targets or the occurrence of certain events (e.g., signing bonuses, severance pay, cash bonuses, performance awards and contributions to pension funds).

“Excess Compensation” means any amount of Incentive-Based Compensation received by an Executive Officer after commencement of service as an Executive Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the Accounting Restatement, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount to be recovered is not capable of mathematical recalculation directly from information in the Accounting Restatement, the amount to be recovered shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return, as applicable, and the Company shall retain documentation of the determination of such estimate and provide such documentation to Nasdaq if so required by the Applicable Rules. Incentive-Based Compensation is deemed received during the fiscal year during which the applicable financial reporting measure, stock price and/or total shareholder return measure, upon which the payment is based, is achieved, even if the grant or payment occurs after the end of such period.

“Executive Officer” means an individual who is, or was during the Look-Back Period, an executive officer of the Company within the meaning of Rule 10D-1(d) under the Act.

“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part on stock price, total shareholder return, and/or the attainment of (i) any financial reporting measure(s) that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and/or (ii) any other measures that are derived in whole or in part from such measures.

Compensation that does not constitute “Incentive-Based Compensation” includes equity incentive awards for which the grant is not contingent upon achieving any financial reporting measure performance goal and that vest exclusively upon completion of a specified employment period (except to the extent such awards were granted based on measures described in the previous paragraph), without any performance condition, and bonus awards that are discretionary or based on subjective goals or goals unrelated to financial reporting measures.

Recoupment and Adjustment of a Bonus under Dutch Law

The Company may and, if so directed by the Board shall, recoup all or part of a Bonus that has already been paid to a Director, to the extent payment of such Bonus was based on inaccurate information as to the achievement of targets or the occurrence of events on which the Bonus was based (as determined by the Board acting in good faith). The claim for recoupment of a Bonus will expire after a period of five years has elapsed after the Company became aware that the Bonus was based on inaccurate information.

In addition, the Board may (but is not required to) adjust a Director’s entitlement to a Bonus that has not yet been paid to an appropriate amount, if payment of the (unadjusted) Bonus would be unacceptable according to standards of reasonableness and fairness (as determined by the Board acting in good faith).

Administration, Amendment, and Termination

This Policy will be enforced and, if applicable, appropriate proxy disclosures and exhibit filings will be made in accordance with the Applicable Rules and any other applicable rules and regulations of the SEC.

The Board shall have authority to (i) exercise all of the powers granted to it under the Policy, (ii) construe, interpret, and implement this Policy, and (iii) make all determinations necessary or advisable in administering this Policy.

In addition, the Board may amend this Policy from time to time in its discretion, and shall amend this Policy, as it deems necessary, including to reflect changes in applicable law. The Board may terminate this Policy at any time. Any such amendment (or provision thereof) or termination shall not be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate the Applicable Rules.

In the event of any conflict or inconsistency between this Policy and any other policies, plans, or other materials of the Company, this Policy will govern.

This Policy will be deemed to be automatically updated to incorporate any requirement of law, the SEC, exchange listing standard, rule or regulation applicable to the Company.

Appendix A:

Pharming Group N.V.
Compensation Clawback Policy

ACKNOWLEDGMENT

The undersigned acknowledges and agrees that the undersigned (i) is, and will be, subject to the Compensation Clawback Policy to which this acknowledgement is appended (as amended, the “Policy”), (ii) will abide by the terms of the Policy, including by returning Excess Compensation pursuant to whatever method the Board determines is advisable to achieve reasonably prompt recovery of such Excess Compensation, as prescribed under the Policy and (iii) to the extent of any conflict between the Policy and any other agreement or arrangement between the undersigned and the Company or an affiliate of the Company, the Policy shall govern.

Capitalized terms used but not defined have the meanings set forth in the Policy.

Print Name

Signature

Dated: